UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 3, 2010

Republic First Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-17007 (Commission File Number)	23-2486815 (I.R.S. Employer Identification No.)

50 South 16th Street, Suite 2400, Philadelphia, PA  19102
(Address of principal executive offices) (Zip code)

(215)-735-4422
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

  Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain
                      Officers.

On May 4, 2010, Republic First Bancorp, Inc. (the “Company”) publicly announced the promotion of Andrew J. Logue, age 52, to the position of President and Chief Operating Officer of Republic First Bank (the “Bank”), the Company’s wholly-owned banking subsidiary, effective as of May 3, 2010.  Harry D. Madonna, who had been the President and Chief Executive Officer of the Company and the Bank, will continue to serve as Chief Executive Officer of the Bank, and President and Chief Executive Officer of the Company.

In connection with Mr. Logue’s promotion, the Bank and Mr. Logue entered into an amendment to employment agreement dated May 3, 2010, to reflect Mr. Logue’s change in position, to increase his base salary and, subject to the approval of the compensation committee of the board of directors of the Company, to provide for a grant of options to purchase 20,000 shares of the Company’s common stock, in accordance with the terms of the Company’s Amendment and Restatement No. 3 of The Stock Option Plan and Restricted Stock Plan.  The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by reference to the amendment, which is filed as Exhibit 10.1 hereto, and is incorporated into this report by reference.

Prior to his promotion, Mr. Logue served as Executive Vice President and Chief Operating Officer of the Bank since August 20, 2008.  Before joining the Bank, Mr. Logue, served as Senior Vice President/Enterprise Risk Management for Commerce Bank, N.A. and its successor TD Bank, N.A. from March 1991 to August 2008.  Mr. Logue served in various functions during his tenure at Commerce Bank, N.A.

  Item 9.01   Financial Statements and Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description

10.1	Amendment to Employment Agreement, by and between Andrew J. Logue and Republic First Bank

99.1	Press release dated May 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC FIRST BANCORP, INC.
Date: May 4, 2010	By: /s/ Frank A. Cavallaro Frank A. Cavallaro Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Employment Agreement, by and between Andrew J. Logue and Republic First Bank

99.1	Press release dated May 4, 2010